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                                                              Exhibit 99.(a)(15)


FOR IMMEDIATE RELEASE

                      RREEF ANNOUNCES ON BEHALF OF CALWEST
                           COMPLETION OF TENDER OFFER
                           FOR CABOT INDUSTRIAL TRUST

NEW YORK, NEW YORK, DECEMBER 5, 2001 - RREEF announced today on behalf of CalWest Industrial Properties, LLC (CalWest) that CalWest has completed its tender offer for the outstanding common shares of beneficial interest of Cabot Industrial Trust (Cabot) (NYSE:CTR) for $24 per share in cash. Rooster Acquisition Corp., a wholly owned subsidiary of CalWest, which is a joint venture of the California Public Employees' Retirement System and RREEF has accepted for purchase all 42,388,440 Cabot common shares that were properly tendered in the offer. The common shares accepted for purchase include 3,167,599 shares subject to guarantees of delivery.

The tender offer expired at 12:00 midnight, New York City time, on Tuesday, December 4, 2001. The common shares accepted for purchase represent approximately 97% of Cabot's outstanding common shares.

CONTACTS: Cindy Talmadge, Vice President of Corporate Communications of RREEF at
(312) 278-6423; and Neil Waisnor, Senior Vice President-Finance of Cabot Industrial Trust, at (617) 723-4091.